Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal Year 2019 Results

NEWARK, NJ — June 5, 2019: IDT Corporation (NYSE: IDT) reported EPS of $0.15 and Non-GAAP EPS* of $0.20 on revenue of $341.3 million for the third quarter of FY 2019, the three months ended April 30, 2019.

3Q19 HIGHLIGHTS

(3Q19 results are compared to 3Q18)

Consolidated Results

●	Revenue decreased to $341.3 million from $365.4 million;

●	Revenue less direct cost of revenue increased to $58.5 million from $58.2 million. Increased margin contributions from IDT’s growth initiatives more than offset the margin impact of decreased revenue from IDT’s core offerings;

●	Income from operations increased to $2.7 million from a loss from operations of $1.7 million;

●	Adjusted EBITDA* increased to $8.9 million from $8.1 million;

●	EPS increased to $0.15 from a loss per share of $0.14;

●	Non-GAAP EPS increased to $0.20 from $0.07.

Growth Initiatives

●	net2phone’s unified communications as a service (UCaaS) revenue increased 80% to $6.7 million including the impact of the acquisition of Versature, a Canadian UCaaS provider, in 1Q19;

●	National Retail Solutions (NRS) revenue increased 32% to $1.5 million. NRS operated approximately 7,200 active terminals at April 30, 2019 compared to roughly 4,600 a year earlier;

●	BOSS Revolution international money transfer revenue increased 34% to $6.1 million. Revenue from its direct-to-consumer channel increased 98% to $3.9 million.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“IDT’s third quarter results were consistent with recent trends. While our revenue was down substantially, we were able to maintain gross profit while continuing to invest in our growth initiatives.

“Adjusted EBITDA increased 10% year over year to $8.9 million in the third quarter, and income from operations increased to $2.7 million from a loss from operations of $1.7 million in the year ago quarter.

“Our growth initiatives continued to perform well. Net2phone’s unified communications business generated $6.7 million in revenue this quarter compared to $3.7 million a year ago. As of April 30th, net2phone served 89,000 seats. National Retail Solutions revenue increased 32% year over year to $1.5 million, and our POS network now serves over 7000 independent retailers around the country.

BOSS Revolution money transfer revenue increased 34% year over year to $6.1 million. Direct-to-consumer revenue increased 98% year over year and we are now executing well over 300,000 transactions per month from all channels. Our MVNO continues to emphasize online acquisition.

“Overall, we head into the fourth quarter in a strong position. We still face challenges on multiple fronts, but our team deserves great credit for the considerable progress we have made diversifying our sources of revenue and margin.”

3Q19 CONSOLIDATED RESULTS

Results (in millions, except EPS)	3Q19	2Q19	3Q18	3Q19 - 3Q18 Change (%/$)
Revenue	$341.3	$349.5	$365.4	(6.6)%
Direct cost of revenue	$282.8	$291.2	$307.2	(7.9)%
Revenue less direct cost of revenue	$58.5	$58.3	$58.2	+0.4%
Direct cost of revenue as a percentage of revenue	82.9%	83.3%	84.1%	(120) BP
SG&A expense	$49.5	$50.9	$50.1	(1.2)%
Depreciation and amortization	$5.5	$5.8	$5.8	(4.7)%
Severance expense	$0.6	-	$3.7	$(3.1)
Income (loss) from operations	$2.7	$1.5	$(1.7)	+$4.4
Adjusted EBITDA*	$8.9	$7.4	$8.1	+10.3%
Net income (loss) attributable to IDT	$3.9	$0.2	$(3.5)	+$7.3
Diluted earnings (loss) per share	$0.15	$0.01	$(0.14)	+$0.29
Non-GAAP net income*	$5.2	$1.0	$1.8	+$3.4
Non-GAAP earnings per share*	$0.20	$0.04	$0.07	+$0.13

*	Throughout this release, Non-GAAP earnings per share, Adjusted EBITDA, and Non-GAAP net income for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

Notes on Consolidated Results and Balance Sheet

Beginning in 3Q19, certain expenses that were previously included in IDT’s Telecom & Payment Services (TPS) segment were reclassified to Corporate. Comparative results have been reclassified for all periods presented.

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense was $2.4 million in 3Q19 compared to $2.5 million in 3Q18.

At April 30, 2019, IDT held $79.6 million in unrestricted cash, cash equivalents and debt securities. Current assets totaled $346.4 million and current liabilities totaled $362.3 million. In 3Q19, IDT reclassified its Gibraltar-based bank's assets and liabilities from "held for sale" to "held and used" in the consolidated balance sheets for all periods presented.

On August 1, 2018, IDT adopted a change in GAAP related to the classification and presentation of changes in restricted cash in the statement of cash flows and we have conformed prior period results. Net cash provided by operating activities during 3Q19 was $9.3 million compared to $24.4 million in the year ago quarter. In the corresponding periods, capital expenditures were $4.3 million and $5.0 million, respectively.

3Q19 RESULTS BY SEGMENT

(Results are for 3Q19 and are compared to 3Q18 unless otherwise noted).

Beginning with fiscal year 2019, IDT has modified the way it reports its business verticals within its two reporting segments to align more closely with IDT’s business strategy and operational structure, as follows:

Telecom & Payment Services (TPS)

IDT’s TPS segment accounted for 96.4% and 97.5% of IDT’s consolidated revenue in 3Q19 and 3Q18, respectively. The segment comprises Core and Growth verticals:

●	Core includes IDT’s three largest communications and payments offerings from both a revenue and cash generation perspective: BOSS Revolution Calling, an international long-distance calling service marketed primarily to immigrant communities in the US; Carrier Services, which provides international long-distance termination and outsourced traffic management solutions to telecoms worldwide, and; Mobile Top-Up, which enables customers to transfer airtime and bundles of airtime, messaging and data credits to friends and family overseas and within the US. TPS Core also includes several smaller communications and payments offerings - many in harvest mode.

●	Growth is comprised of NRS’ retailer POS terminal-based services, the BOSS Revolution international money transfer service, and the BOSS Revolution Mobile service.

net2phone

IDT’s net2phone segment accounted for 3.6% and 2.5% of IDT’s consolidated revenue in 3Q19 and 3Q18, respectively. The segment comprises two verticals:

●	net2phone-UCaaS is a rapidly growing, global, unified cloud communications offering for business.

●	net2phone-Platform Services includes other offerings leveraging a common technology platform to provide cable telephony and other voice services.

Revenue in 3Q19 and comparative periods for all verticals and the most significant core offerings is provided in the following chart:

Revenue by Segment and Vertical (in millions)	3Q19	2Q19	3Q18	3Q19-3Q18 % change
TPS
Core	$321.2	$331.1	$350.7	(8.4)%
BOSS Revolution Calling	$120.5	$122.1	$129.6	(7.1)%
Carrier Services	$121.0	$127.9	$142.5	(15.1)%
Mobile Top-Up	$67.6	$64.3	$62.5	+8.1%
Other	$12.2	$16.8	$16.0	(23.5)%
Growth	$7.7	$6.9	$5.7	+34.3%
Total TPS	$328.8	$338.0	$356.4	(7.7)%
net2phone
net2phone-UCaaS	$6.7	$6.0	$3.7	+79.6%
net2phone-Platform Services	$5.8	$5.5	$5.4	+7.1%
Total net2phone	$12.4	$11.5	$9.1	+36.7%

Segment level financial results are summarized in the following chart:

Results by Segment	TPS		net2phone
(in millions)	3Q19	3Q18	3Q19	3Q18
Revenue	$328.8	$356.4	$12.4	$9.1
Direct cost of revenue	$279.4	$304.1	$3.3	$3.1
Revenue less direct cost of revenue	$49.4	$52.3	$9.1	$6.0
SG&A expense	$38.1	$41.4	$9.0	$5.5
Depreciation and amortization	$4.2	$4.2	$1.4	$1.2
Severance expense	$0.6	$3.6	-	-
Income (loss) from operations	$6.6	$3.1	$(1.3)	$(0.8)
Adjusted EBITDA	$11.3	$10.9	$0.1	$0.5

TPS Segment Takeaways:

TPS Core:

●	TPS revenue less direct cost of revenue decreased by $2.9 million dollars from the year ago quarter to $49.4 million while revenue decreased $27.5 million to $328.8 million. From a margin perspective, decreases in low margin revenue from Carrier Services and BOSS Revolution Calling offerings were substantially offset by a mix shift in Carrier Services traffic to higher margin routes and increased margin contributions from two of the high margin growth initiatives within TPS -- BOSS Revolution money transfer and National Retail Solutions;

●	Mobile Top-Up revenue increased 8.1% year over year to $67.6 million. In 3Q19, IDT added new Mobile Top-Up corridors, expanded bundled offerings of minutes, text and data and launched partnerships with additional mobile operators overseas.

TPS Growth:

●	Revenue generated by IDT’s BOSS Revolution money transfer service increased 34% compared to the year ago quarter, to $6.1 million. Direct-to-consumer sales, which, in the period, contributed approximately 2/3 of money transfer revenues, increased 98% year over year driven by expansion of the service’s users, primarily through the Boss Revolution Money app;

●	NRS revenue increased 32% compared to the year ago quarter, to $1.5 million;

●	IDT is optimizing its BOSS Revolution mobile offering. Efforts this quarter focused on development of marketing campaigns, training of IDT’s direct to retailer sales force, and improving the user experience.

net2phone Segment Takeaways:

●	net2phone-UCaaS revenue increased 80% compared to the year ago quarter to $6.7 million led by rapid expansion in South American markets and solid results from its US channel partner network;

●	During 3Q19, net2phone continued to deploy its new proprietary platform with a focus on new US customers. The platform integrates voice, text, messaging and web chat services across devices. net2phone served 89,000 seats at April 30th, compared to 77,000 at January 31st and 34,000 at April 30th of 2018.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM ET today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A replay of the conference call can be accessed approximately two hours after the call concludes through June 12, 2019, by dialing 1-844-512-2921 (toll-free from the US) or 1-412-317-6671 (international) and providing this replay number: 10132103. A replay will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir).

ABOUT IDT:

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30, 2019	July 31, 2018
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$79,326	$73,981
Restricted cash and cash equivalents	162,848	129,216
Debt securities	301	5,612
Trade accounts receivable, net of allowance for doubtful accounts of $4,851 at April 30, 2019 and $5,358 at July 31, 2018	54,366	70,746
Prepaid expenses	22,856	20,566
Other current assets	26,706	28,760
Total current assets	346,403	328,881
Property, plant and equipment, net	35,025	36,080
Goodwill	11,223	11,315
Other intangibles, net	4,212	496
Equity investments	8,350	6,633
Deferred income tax assets, net	2,825	5,668
Other assets	11,860	10,524
Total assets	$419,898	$399,597

Liabilities and equity
Current liabilities:
Trade accounts payable	$38,256	$45,900
Accrued expenses	115,308	130,225
Deferred revenue	40,681	55,015
Customer deposits	160,833	127,571
Other current liabilities	7,230	8,273
Total current liabilities	362,308	366,984
Other liabilities	1,163	1,310
Total liabilities	363,471	368,294
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2019 and July 31, 2018	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,613 and 25,594 shares issued and 24,705 and 22,872 shares outstanding at April 30, 2019 and July 31, 2018, respectively	256	256
Additional paid-in capital	272,291	294,047
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 908 and 2,722 shares of Class B common stock at April 30, 2019 and July 31, 2018, respectively	(51,739)	(85,597)
Accumulated other comprehensive loss	(4,465)	(4,972)
Accumulated deficit	(160,289)	(173,103)
Total IDT Corporation stockholders’ equity	56,087	30,664
Noncontrolling interests	340	639
Total equity	56,427	31,303
Total liabilities and equity	$419,898	$399,597

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2019	2018	2019	2018
	(in thousands, except per share data)

Revenues	$341,255	$365,410	$1,053,044	$1,154,848
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	282,791	307,165	878,661	980,903
Selling, general and administrative (i)	49,518	50,136	150,970	152,565
Depreciation and amortization	5,524	5,799	16,881	17,207
Severance	553	3,658	553	4,293
Total costs and expenses	338,386	366,758	1,047,065	1,154,968
Other operating expense, net	(120)	(345)	(405)	(1,970)
Income (loss) from operations	2,749	(1,693)	5,574	(2,090)
Interest income, net	177	204	472	853
Other income (expense), net	360	(712)	(494)	(1,168)
Income (loss) before income taxes	3,286	(2,201)	5,552	(2,405)
Benefit from (provision for) income taxes	871	(1,029)	(2,054)	(931)
Net income (loss)	4,157	(3,230)	3,498	(3,336)
Net income attributable to noncontrolling interests	(287)	(228)	(888)	(698)
Net income (loss) attributable to IDT Corporation	$3,870	$(3,458)	$2,610	$(4,034)

Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$0.15	$(0.14)	$0.10	$(0.16)
Diluted	$0.15	$(0.14)	$0.10	$(0.16)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	26,263	24,675	24,970	24,649
Diluted	26,263	24,675	24,972	24,649

(i) Stock-based compensation included in selling, general and administrative expenses	$332	$1,033	$1,212	$2,842

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended April 30,
	2019	2018
	(in thousands)
Operating activities
Net income (loss)	$3,498	$(3,336)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,881	17,207
Deferred income taxes	2,049	4,524
Provision for doubtful accounts receivable	1,218	1,120
Stock-based compensation	1,212	2,842
Other	(700)	5
Change in assets and liabilities:
Trade accounts receivable	14,045	2,943
Prepaid expenses, other current assets and other assets	213	(13,436)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(18,432)	(21,075)
Customer deposits at IDT Financial Services Limited, our Gibraltar-based bank	33,086	18,468
Deferred revenue	(5,716)	(8,138)
Net cash provided by operating activities	47,354	1,124
Investing activities
Capital expenditures	(13,724)	(15,969)
Payment for acquisition, net of cash acquired	(5,526)	—
Proceeds from redemption of investments	1,000	—
Cash used for purchase of investments	(1,000)	—
Proceeds from sale of interest in Straight Path IP Group Holding, Inc.	—	6,000
Purchase of IP Interest from Straight Path Communications Inc.	—	(6,000)
Purchases of marketable securities	(7)	(22,208)
Proceeds from maturities and sales of marketable securities	5,312	36,655
Net cash used in investing activities	(13,945)	(1,522)
Financing activities
Dividends paid	—	(11,677)
Cash of Rafael deconsolidated as a result of spin-off	—	(9,287)
Distributions to noncontrolling interests	(1,187)	(1,023)
Proceeds from sale of Class B common stock to Howard S. Jonas	13,272	—
Repayment of other liabilities acquired.	(635)	—
Proceeds from borrowings under revolving credit facility	3,000	22,125
Repayments of borrowings under revolving credit facility	(3,000)	(22,125)
Repurchases of Class B common stock	(3,882)	(61)
Net cash provided by (used in) financing activities	7,568	(22,048)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(2,000)	5,472
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	38,977	(16,974)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	203,197	211,963
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$242,174	$194,989

Supplemental schedule of non-cash investing and financing activities
Howard S. Jonas’ advance payment used for sale of Class B common stock	$1,500	$—
Net assets excluding cash and cash equivalents of Rafael deconsolidated as a result of spin-off	$—	$(105,632)

Reconciliation of Non-GAAP Financial Measures for the Third Quarter Fiscal 2019 and 2018

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 3Q19, 2Q19, and 3Q18, Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income from operations, and add depreciation and amortization, severance expense, and other operating expense, net.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, net.

IDT’s measure of non-GAAP earnings per share is calculated by dividing non-GAAP net income (loss) by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2019 and fiscal 2018 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. In fiscal 2019 and fiscal 2018, other operating expense, net primarily included legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint. In addition, in 2Q19, other operating expense, net included a gain on the sale of a calling card business in Asia. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters or disposal of certain assets. However, such legal and regulatory matters and disposals do not occur each quarter. IDT does not believe the gains or losses from non-routine legal and regulatory matters or asset sales are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss), and (c) for non-GAAP earnings per share, basic and diluted earnings (loss) per share.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended April 30, 2019 (3Q19)
Adjusted EBITDA	$8.9	$11.3	$0.1	$-	$(2.4)
Subtract:
Depreciation and amortization	5.5	4.2	1.4	-	-
Severance expense	0.6	0.6	-	-	-
Other operating expense	0.1	-	-	-	0.1
Income (loss) from operations	2.7	$6.6	$(1.3)	$-	$(2.6)
Interest income, net	0.2
Other income, net	0.4
Income before income taxes	3.3
Benefit from income taxes	0.9
Net income	4.2
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$3.9

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended January 31, 2019 (2Q19)
Adjusted EBITDA	$7.4	$9.7	$0.2	$-	$(2.5)
Subtract (Add):
Depreciation and amortization	5.8	3.7	2.1	-	-
Other operating expense (gain), net	0.1	(0.2)	-	-	0.3
Income (loss) from operations	1.5	$6.3	$(1.9)	$-	$(2.8)
Interest income, net	0.2
Other income, net	0.5
Income before income taxes	2.2
Provision for income taxes	(1.7)
Net income	0.5
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$0.2

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended April 30, 2018 (3Q18)
Adjusted EBITDA	$8.1	$10.9	$0.5	$(0.8)	$(2.5)
Subtract:
Depreciation and amortization	5.8	4.2	1.2	0.4	-
Severance expense	3.7	3.6	-	-	0.1
Other operating expense	0.3	-	-	-	0.3
(Loss) income from operations	(1.7)	$3.1	$(0.8)	$(1.1)	$(2.9)
Interest income, net	0.2
Other expense, net	(0.7)
Loss before income taxes	(2.2)
Provision for income taxes	(1.0)
Net loss	(3.2)
Net income attributable to noncontrolling interests	(0.2)
Net loss attributable to IDT Corporation	$(3.5)

IDT Corporation

Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings (Loss) per share to Non-GAAP Earnings per share

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	3Q19	2Q19	3Q18

Net income (loss)	$4.2	$0.5	$(3.2)
Adjustments (add) subtract:
Stock-based compensation	(0.3)	(0.5)	(1.0)
Severance expense	(0.6)	-	(3.7)
Other operating expense, net	(0.1)	(0.1)	(0.3)
Total adjustments	(1.0)	(0.5)	(5.0)
Income tax effect of total adjustments	-	-	-
	1.0	0.5	5.0
Non-GAAP net income	$5.2	$1.0	$1.8

Earnings (loss) per share:
Basic	$0.15	$0.01	$(0.14)
Total adjustments	0.05	0.03	0.21
Non-GAAP - basic	$0.20	$0.04	$0.07

Weighted-average number of shares used in calculation of basic earnings per share	26.3	24.8	24.7

Diluted	$0.15	$0.01	$(0.14)
Total adjustments	0.05	0.03	0.21
Non-GAAP - diluted	$0.20	$0.04	$0.07

Weighted-average number of shares used in calculation of diluted earnings per share	26.3	24.8	24.7

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